Exhibit 23.1

KPMG LLP

Mission Towers I

Suite 600

3975 Freedom Circle Drive

Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 15, 2023, with respect to the consolidated financial statements of Applied Materials, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

May 23, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.